Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

CYCLACEL ANNOUNCES REVERSE STOCK SPLIT

Stock will begin trading on split-adjusted basis on August 27, 2012

Berkeley Heights, NJ, August 24, 2012 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; Cyclacel or the Company), a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious disorders, today announced a 1-for-7 reverse stock split of its shares of common stock, which will be effected today at 5:00 pm. The reverse stock split, which was unanimously approved by the Company’s Board of Directors, was previously approved by its shareholders at the Annual Meeting of Stockholders held on May 23, 2012.

As a result of the reverse stock split, every seven shares of common stock issued and outstanding prior to the opening of trading on August 27, 2012 will be consolidated into one issued and outstanding share. The reverse stock split reduces the number of issued and outstanding shares of common stock from 59,009,553 shares to 8,429,936 shares. No fractional shares of common stock will be issued as a result of the reverse stock split, and any fractional shares will be paid in cash.  Proportional adjustments will be made to Cyclacel’s outstanding warrants and stock options. The Company’s authorized shares will remain unchanged.

In addition, upon the effectiveness of the reverse stock split, the conversion price of Cyclacel’s outstanding 6% convertible exchangeable preferred stock will be adjusted proportionally and automatically in accordance with the terms of the Company’s Certificate of the Powers, Designations, Preferences and Rights of the 6% Convertible Exchangeable Preferred Stock.

The reverse stock split is intended to increase the per share trading price of the Company’s shares of common stock to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Global Market.  As previously announced, in order to maintain the Company’s listing on NASDAQ, on or before September 11, 2012, the Company’s common stock must have a closing bid price of $1.00 or more for a minimum of 10 consecutive trading days prior to September 11, 2012. There can be no assurance that the reverse stock split will have the desired effect of raising the closing bid price of the Company’s common stock prior to September 11, 2012, to meet this requirement.

Trading of the Company’s shares of common stock on the NASDAQ Global Market will continue, on a split-adjusted basis, with the opening of the markets on Monday, August 27, 2012, under new CUSIP number 23254L306.

Information for Stockholders

Stockholders of record as of the effective date will receive a letter of transmittal shortly after August 24, 2012 providing instructions for the exchange of their certificates. Stockholders holding shares in brokerage accounts will be contacted by their brokers with instructions. The Company has retained its transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), to act as its exchange agent for the reverse split. AST can be contacted at (877) 248-6417 or (718) 921-8317.

☒     200 Connell Drive, Suite 1500, Berkeley Heights, NJ  07922 USA  T: +1 (908) 517 7330 F: +1 (866) 271 3466

☐     Dundee Technopole, James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com  —  info@cyclacel.com

For more information on the reverse stock split, please refer to Cyclacel’s proxy materials for its most recently held annual meeting of stockholders which can be accessed through Cyclacel’s website at http://www.cyclacel.com.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious diseases. Sapacitabine oral capsules is in the SEAMLESS Phase 3 trial being conducted under an SPA with the FDA as front-line treatment of acute myeloid leukemia (AML) in the elderly, Phase 2 studies for AML, myelodysplastic syndromes (MDS) and solid tumors including lung cancer and in investigator-led studies in a Phase 2/3 study comparing sapacitabine to low dose cytarabine as front-line treatment of elderly patients with AML or high risk MDS unfit for intensive chemotherapy and a Phase 2 study in chronic lymphocytic leukemia. Cyclacel’s pipeline includes seliciclib oral capsules in Phase 2 studies for the treatment of lung cancer and nasopharyngeal cancer and in a Phase 1 trial in combination with sapacitabine. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov.  Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact for Cyclacel Pharmaceuticals, Inc.

Investors/Media: Corey Sohmer, (908) 517-7330, csohmer@cyclacel.com

© Copyright 2012 Cyclacel Pharmaceuticals, Inc.  All Rights Reserved.  The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.